LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                         FOODMASTER INTERNATIONAL L.L.C.


                  THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") is made and entered into as of this 3rd day of March, 1997 by and between (i) API DAIRY PARTNERS L.P. ("API I") and AGRIBUSINESS PARTNERS INTERNATIONAL L.P. II ("API II"), both of which are limited partnerships organized and existing under the laws of the State of Delaware, with their principal offices at 1004 Farnam Street, Omaha, Nebraska, 68102 (API I and API II hereinafter collectively referred to as "API"), and (ii) DEVELOPED TECHNOLOGY RESOURCE, INC., a Minnesota corporation organized and existing under the laws of the State of Minnesota with its principal office at 12800 Whitewater Drive, Suite 170, Minnetonka, Minnesota, 55343 (hereinafter referred to as "DTR"), for the purpose of forming a limited liability company under the laws of the State of Delaware.


                                   WITNESSETH

                  WHEREAS, API I is a holding company formed to hold dairy investments made by Agribusiness Partners International, L.P., which is an investment fund formed for the purpose of investing in agribusiness in the former Soviet Union and which is guaranteed by the Overseas Private Investment Corporation ("OPIC") and governed by an OPIC financing agreement;

                  WHEREAS, API II is an affiliate of API I and has also been formed for the purpose of investing in agribusiness in the former Soviet Union, but which is not guaranteed by OPIC;

                  WHEREAS, DTR owns certain interests in dairy and food related businesses in the former Soviet Union; and

                  WHEREAS, API and DTR desire to jointly own, operate and develop certain dairy and food related businesses in the former Soviet Union.

                  NOW, THEREFORE, for and in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Defined Terms. In addition to the other terms defined in this Agreement, the following terms shall have the respective meanings set forth below:

              (a) "Capital Contribution" means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with
Article 3 hereof.

              (b) "Certificate of Formation" means the certificate of formation of the Company as filed in the Office of the Secretary of State of the State of Delaware on February 27, 1997, as amended from time to time.

              (c) "Current Ratio" means current assets divided by current liabilities.

              (d) "Debt Ratio" means the sum of total current liabilities and long term debt divided by total assets.

              (e) "Dollars" means the lawful currency of the United States of America.

              (f) "GAAP" means generally accepted accounting principles as used in the United States.

              (g) "Interest" means the ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member's right to receive profits, losses, allocations, and distributions, (ii) such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act, and (iii) such Member's other rights and privileges as herein provided.

              (h) "Members" means API and DTR and all other persons who may become Members of the Company as provided herein.

              (i) "Percentage Interest" means (i) sixty percent (60%) with respect to API (fifty-seven percent (57%) with respect to API I and three percent (3%) with respect to API II), and (ii) forty percent (40%) with respect to DTR, subject to adjustment in accordance with Section 5.2.

         1.2 Other Definitional Provisions. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular; references to the singular include the plural; and references to the masculine gender include the feminine and neuter genders. The words "hereof", "herein", and similar terms refer to this Agreement as a whole. The term "including" is not limiting and the term "or" has the inclusive meaning represented by the term "and/or."


                                   ARTICLE II

                                  ORGANIZATION

         2.1 Formation and Name. Subject to the terms and conditions of this Agreement, the Members hereby agree to establish and operate a limited liability company under the laws of the State of Delaware to be named FoodMaster International L.L.C. (the "Company"). The Company shall be formed upon the filing of the Certificate of Formation with the Secretary of State of Delaware. The Members hereby adopt the Certificate of Formation filed with the Secretary of State of Delaware on February 27, 1997 as the Certificate of Formation of the Company.

         2.2 Purposes and Activities. The business and purpose of the Company shall be to produce, package and distribute dairy, juice and other food related products in the former Soviet Union.

         2.3 Principal Office. The principal place of business of the Company shall be located at the offices of DTR at 12800 Whitewater Drive, Suite 170, Minnetonka, Minnesota, 55343 or such other place as the Members may from time to time determine. The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware, 19801, and the registered agent of the Company for service of process at such address shall be The Corporation Trust Company (or such other registered office and registered agent as the Members may from time to time select).

         2.4 Term. The Company shall dissolve in accordance with the provisions of Section 7.1.

         2.5 Closing. The closing (the "Closing") shall occur on March 3, 1997.


                                   ARTICLE III

                                CAPITAL STRUCTURE

         3.1 Capital Contributions.

              (a) DTR shall make a Capital Contribution to the Company of up to Four Million Dollars ($4,000,000) by transferring certain rights and properties to the Company. The rights and properties to be transferred to the Company and the fair market value thereof as agreed to by the Members for the purposes of determining the amount of DTR's Capital Contribution are as follows:

                   (i) DTR's fifty percent (50%) interest in the Kazakstan limited liability partnership FoodMaster TOO and certain other property identified in the Share Transfer attached as Exhibit A-1 hereto and the Bill of Sale attached as Exhibit A- 2 hereto (collectively, the "FoodMaster Interest") valued at One Million Nine Hundred and Seventy Five Thousand Dollars ($1,975,000) to be contributed by signing appropriate acts of transfer and acceptance at Closing;

                   (ii) DTR's right to purchase eighty percent (80%) of the shareholding in the Ak Bulak Dairy in Kazakstan ("Ak Bulak Dairy Interest") valued at One Million Five Hundred and Seventy Five Thousand Dollars ($1,575,000) to be contributed by assignment to the Company immediately upon the shares being properly registered with the Ministry of Justice and National Securities Commission and made available for purchase from the State Committee for Privatization of State Property of the Republic of Kazakstan; and

                   (iii) The opportunity to purchase all of the newly issued shares of the Hincesti Dairy in Moldova (constituting fifty percent (50%) of the total shares of the Hincesti Dairy) (the "Hincesti Dairy Interest") and the benefit of certain equipment, materials and services acquired by DTR pursuant to a grant from the United States Agency for International Development (the "USAID Property"), valued collectively at Four Hundred and Fifty Thousand Dollars ($450,000). DTR further agrees that the USAID Property shall be used exclusively for the benefit of the Company and DTR shall assign the USAID Property to the Company upon DTR acquiring legal title thereto;

              (b) API shall make a Capital Contribution to the Company of up to Six Million Dollars ($6,000,000) (the percentage of each Capital Contribution to be made by API pursuant to this Agreement shall be contributed by API I and API II based on their respective Percentage Interests) which shall be contributed in installments by bank transfer to the Company's Dollar-denominated bank account maintained at First Bank, International Moscow Bank or another bank acceptable to API, in amounts and subject to conditions as follows:

                   (i) API shall contribute to the Company One Million Three Hundred Thousand Dollars ($1,300,000) upon transfer of the FoodMaster Interest;

                   (ii) API shall contribute to the Company Seven Hundred Thousand Dollars ($700,000) upon satisfaction of all conditions to the transfer to the Company of the AK Bulak Dairy Interest;

                   (iii) API shall contribute to the Company Nine Hundred Forty-Five Thousand Dollars ($945,000) upon the Company obtaining the right to acquire the Hincesti Dairy Interest; and

                   (iv) API shall contribute the balance of its Capital Contribution to finance additional projects as approved by the Members.

              (c) If DTR is unable to contribute to the Company the properties identified in Section 3.1(a)(iii), DTR may, subject to the approval of the Members, contribute other property in lieu thereof.

         3.2 Additional Capital Contributions.

              (a) Except as provided in this Section 3.2 or otherwise unanimously agreed to by the Members, no Member shall be required or permitted to make any additional capital contributions to the Company except as specified in Section 3.1.

              (b) If, as of the second anniversary of the Closing or the liquidation of the Company, whichever occurs first, the amount of capital contributed to the Company by API is less than sixty percent (60%) of the total amount of capital contributed by both API and DTR as of such date ("Total Capital"), API shall make an additional Capital Contribution ("Additional Contribution") to the Company which the Company shall distribute to DTR as a reduction of its Capital Contribution. The amount of the Additional Contribution shall be equal to the difference between (i) sixty percent (60%) of the Total Capital, and (ii) the amount of the Total Capital contributed by API.

         3.3 Failure to Contribute.

              (a) In the event that the Company does not obtain full legal title to (i) the properties identified in Section 3.2(a)(i) prior to the date that is ninety (90) days after the Closing, or (ii) the property identified in Section 3.2(a)(ii) within one year after the Closing (in either case, a "Non-Transferred Property"), API may terminate this Agreement and liquidate the Company. In the event that API elects to liquidate the Company pursuant to this Section 3.3, the Company shall take any steps reasonably necessary to return parties to their original position.

              (b) In the event that API is required to make a Capital Contribution pursuant to Sections 3.1 or 3.2(b) and fails to make such Contribution, the number of Directors that API and DTR shall each be entitled to appoint pursuant to Article IV shall be adjusted to reflect actual Capital Contributions as of such date, provided that the rights contained in Article IV shall be restored upon the making of such contribution by API.

         3.4 Return of Capital. No Member has a right to withdraw its Capital Contribution except upon liquidation of the Company or as otherwise provided for in this Agreement. No interest shall accrue or be paid by the Company with respect to any Capital Contribution.


                                   ARTICLE IV

                                   MANAGEMENT

         4.1 Management. The management of the Company shall be vested in a Board of Directors (the "Board") consisting of five (5) members, three (3) of whom shall be appointed by API and two (2) of whom shall be appointed by DTR. The Board may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Board may delegate to any such person (who may be designated an officer of the Company) or entity such authority to act on behalf of the Company as the Board may from time to time deem appropriate. The Company shall enter into a management agreement with DTR, in the form of Exhibit B hereto (the "Management Agreement"), pursuant to which DTR shall manage the business of the Company.

         4.2 Appointment of Directors. The initial members of the Board of Directors shall be appointed by Members prior to the first meeting. Any Director may be removed by the Member appointing such Director. Upon the death, retirement or removal of any Director, the Member appointing such Director may appoint a replacement.

         4.3 Actions by the Board. Except as otherwise specified in this Agreement, any action to be taken or approved by the Board requires the approval of a majority of the Directors.

         4.4 Committees of the Board. The Directors may appoint from among their number one or more committees and may delegate to such committee any of the powers of the Directors.

         4.5 Meetings of Board. Meetings of the Board may be called by any Director provided that the Board shall meet at least once during each calendar quarter. Three (3) Directors shall constitute a quorum for the transaction of business and notwithstanding any vacancy on the Board, a quorum may exercise all powers of the Board. Meetings of the Board shall be held at such time and place as determined by the Board. Notice of such meetings shall be provided to each Director at least ten (10) days prior to the meeting. The Board may act without a meeting provided that such action is consented to in writing by each Director then in office. Directors may participate in any meeting of the Board by conference call or similar communications equipment by means of which all persons can hear each other, and participation by such means shall constitute attendance at such meeting.

         4.6 Distribution. Distributions to Members shall be made in such amounts and at such times as determined by the Board based on the budget and business plan in effect and on the current and expected cash flow needs of the Company.

         4.7 Financial Statements. The Company shall cause annual financial statements for the Company to be prepared in accordance with GAAP and provided to Members within ninety (90) days of the end of the Company's fiscal year. The Company shall also cause an audit to be performed on an annual basis of each entity controlled by the Company which audit shall be performed in accordance with GAAP and in accordance with any applicable local accounting principles and practices.

         4.8 Extraordinary Actions. In addition to other actions identified herein requiring unanimous approval of the Members, the Company shall not (i) sell or otherwise dispose of all or substantially all of its assets unless such sale or disposition is unanimously approved by the Members provided that such approval shall not be unreasonably withheld, (ii) undertake any new investment projects unless such projects are unanimously approved by the Members, or (iii) terminate the Management Agreement unless such termination is unanimously approved by the Members.


                                    ARTICLE V

                                   ALLOCATIONS

         5.1 Allocations. All items of Company income, gain, loss, deduction, credit, or the like shall be allocated among the Members in accordance with their respective Percentage Interests (as adjusted pursuant to Section 5.2) as of the end of the fiscal year with respect to which such items were incurred.

         5.2 Adjustment of Percentage Interests. It is the intent of the Members that DTR's Percentage Interest shall be increased to the extent that API earns an actual Internal Rate of Return over the term of its investment in the Company ("IRR") in excess of thirty-five percent (35%), provided that the adjustment of Percentage Interests shall not alter the voting/management provisions contained in this Agreement. To effect the foregoing, API's estimated IRR on its investment in the Company shall be calculated as of the end of each fiscal year. The calculation of API's estimated IRR shall be based on all actual cash flows received to date and an estimated terminal value of API's Interest based on the book value of the Company determined in accordance with GAAP. If API's estimated IRR as calculated at the end of any fiscal year is greater than thirty-five percent (35%), DTR's Percentage Interest shall be set at the percentage set forth in Appendix A corresponding to such IRR, and API's Percentage Interest shall be correspondingly adjusted. If API's IRR as calculated at the end of any fiscal year is thirty-five percent (35%) or less, DTR's Percentage Interest shall be set at forty percent (40%). Notwithstanding the provisions of Section
5.1 or the adjustments of the respective Percentage Interests pursuant to this
Section 5.2, the amount of income allocated to DTR for any fiscal year shall be reduced to the extent that the allocation of such income would result in DTR being allocated a percentage of the Company's income over the term of API's investment in the Company that is greater than the percentage identified in Appendix A which corresponds to API's IRR as of such date. For the purposes of this Section 5.2, "terminal value" means the proceeds from the sale of API's Interest. A final non-estimated calculation of API's IRR shall be calculated, and Percentage Interest calculated thereon, upon the sale, transfer or liquidation by API of its Interest, based on cash flows to date and the actual terminal value of API's Interest.


                                   ARTICLE VI

                                    TRANSFERS

         6.1 New Members. Additional Members shall not be admitted in the absence of unanimous consent of the existing Members except as provided herein.

         6.2 Transfers to Third Parties. No Member may sell, assign, pledge, or otherwise transfer or encumber (collectively "transfer") all or any part of its Interest and no transferee of all or any part of any Member's Interest shall be admitted as a substituted Member, without the unanimous consent of all Members, provided that if DTR refuses to consent to a transfer proposed by API, the put-right provided pursuant to Section 6.4 shall become immediately exercisable.

         6.3 Transfer by API After Five Years by Sale or IPO. If after five years from the Closing, API has not sold its Interest in the Company, then at API's election, DTR will, at the request of API, either assist API in the sale of its Interest to a third party, subject to the consent provisions set forth in
Section 6.2, or assist in an initial public offering ("IPO") of Interests in the Company.

         6.4 Put Right. If any time after five years from the Closing, API has not sold or otherwise liquidated its Interest in the Company, then API may elect to require the Company to purchase API's Interest at its fair market value at the time of election determined as:

              (a) The Members shall select a qualified independent third party who shall provide the Members with an appraisal of the fair market value of API's Interest.

              (b) Based upon the appraisal provided pursuant to Section 6.4(a), the Members shall agree on a fair market value of API's Interest.

              (c) If the Members fail to reach an agreement on the fair market value of API's Interest, then the fair market value shall be determined by arbitration pursuant to Article X, except that each Member shall select an arbitrator qualified to provide an appraisal of the fair market value of API's Interest. If the highest valuation does not exceed the lowest valuation by ten percent (10%) of each other, then the fair market value will be the average of the values provided by both of the arbitrators. If the highest valuation exceeds the lowest valuation by 10% or greater, then an additional qualified arbitrator shall be selected by the original arbitrators. The additional arbitrator shall set the fair market value of API's Interest at a value between the appraised values provided by the first two arbitrators.

              (d) The Company shall pay API cash in full payment within forty-five (45) days of the Company's purchase of API's Interest unless the Current Ratio of the Company is less than 2 to 1 and the Debt Ratio of the Company is greater than 30%. The Company may then elect to pay for the purchase of API's Interest with a senior note (or combination of cash and senior note). The senior note will be superior in right of payment to all debt obligations of the Company except for debt obligations of the Company existing at the time of issuance of the note which cannot by their terms be subordinated to such note. Interest will accrue on the unpaid principal amount of the senior note at a rate of twenty-five percent (25%) per annum. Principal and interest shall be amortized and payable in equal monthly installments over a term of twenty-four
(24) months. The Company shall have the right to prepay any principal due under the senior note without penalty.


                                   ARTICLE VII

                      TERMINATION OF AGREEMENT/LIQUIDATION

         7.1 Termination of Agreement. This Agreement shall terminate and the Company shall be liquidated (i) in accordance with Section 3.3(a) of this Agreement, (ii) upon the unanimous agreement of the Members, (iii) on the date that is thirty (30) years after the filing of the Certificate of Formation with the Delaware Secretary of State, or (iv) upon the withdrawal, bankruptcy, or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under Delaware law unless the remaining Members unanimously agree to continue the business of the Company within ninety (90) days of such event. Upon termination, this Agreement shall be of no further force and effect provided that the indemnification provisions of
Section 12.1 and the confidentiality provision contained in Section 8.2 shall continue in full force and effect.

         7.2 API Priority Distribution. If the Company is liquidated for any reason, sold or refinanced prior to API's receipt of distributions in an amount equivalent to its Capital Contributions to the Company (after giving effect to Section 3.2(b)), then API shall have priority over DTR's right to receive any distribution of the assets of the Company in an amount equal to the amount of API's Capital Contribution less distributions to API after the payment of all amounts owed by the Company to creditors. Proceeds in excess of such amount shall be distributed in accordance with the following priority: (i) to DTR to the extent of its Capital Contribution (after giving effect to Section 3.2(b)) less distributions received, and (ii) to the Members in proportion to their Percentage Interests. The priority payment set forth in this Section 7.2 is not intended to prohibit the making of distributions to Members.


                                  ARTICLE VIII

                         NON-COMPETITION/CONFIDENTIALITY

         8.1 Non-competition.

              (a) Neither DTR, nor any affiliate thereof, shall directly or indirectly own, manage, invest or participate in any corporation, partnership, joint venture or other enterprise involved in the production or distribution of dairy, juice or food-related projects in the former Soviet Union except through the Company unless (i) the proposed project has a projected five year IRR, calculated based on reasonable assumptions mutually agreed to by API and DTR, of not less than thirty-five percent (35%), (ii) DTR has provided notice of the proposed project to the Company, which notice shall contain reasonable details regarding such project, and (iii) the Company has not, within thirty (30) days of the receipt of notice pursuant to clause (ii) of this sentence, elected to undertake such project or, revoked such election within sixty (60) days thereof because of unsatisfactory results from the Company's due diligence of the project.

              (b) Neither API, nor any affiliate thereof, shall directly or indirectly own, manage, invest or participate in any corporation, partnership, joint venture or other enterprise involved in the production or distribution of dairy products in the former Soviet Union except through the Company unless (i) the proposed project has a projected five year IRR, calculated based on reasonable assumptions mutually agreed to by API and DTR, of not less than thirty-five percent (35%), and (ii) API has provided notice of the proposed project to the Company, which notice shall contain reasonable details regarding such project, and (iii) the Company has not, within thirty (30) days of the receipt of notice pursuant to clause (ii) of this sentence, elected to undertake such project or, revoked such election within sixty (60) days of such election because of unsatisfactory results from the Company's due diligence of the project. The provisions of this Section 8.1(b) shall not apply to API's investment in the Borisoglebsk project.

              (c) As used in this Section 8.1, the term "affiliate" with respect to either DTR or API shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with DTR or API, as the case may be.

         8.2 Confidentiality.

              (a) Unless otherwise specifically agreed by API and DTR, during the term of this Agreement and for a period of five (5) years thereafter, the Company and each Member shall maintain in confidence, and shall refrain from using or disclosing, all Confidential Information. For the purposes of this
Section 8.2, "Confidential Information" means all know-how, financial data, technical data (including the terms of the transactions contemplated in this Agreement), trade secrets or other confidential information that the Company has disclosed to any Member, or that a Member has disclosed to any other Member or the Company, under or in connection with this Agreement. The Company and each Member shall cause its directors, current and past employees, agents and contractors to refrain from using or disclosing any Confidential Information in any manner, except as expressly permitted by this Section 8.2.

              (b) Notwithstanding the foregoing, this Section 8.2 shall not restrict the use or disclosure of Confidential Information to the extent that:

                   (i) the information becomes generally available to the public without breach of this Section 8.2;

                   (ii) the recipient lawfully obtains the information from a third party who is not subject to the terms of this Agreement;

                   (iii) the recipient has independently developed the information prior to disclosure; or

                   (iv) applicable law requires disclosure of the information to governmental, legislative or judicial authorities, provided that the recipient shall give prior notice to the disclosing party and use its best efforts to require such authorities to continue to accord confidential treatment to the information.

              (c) Notwithstanding the foregoing, this Section 8.2 shall not restrict the use or disclosure of Confidential Information to the extent necessary to permit either API or DTR to undertake a project pursuant to Section 8.1.


                                   ARTICLE IX

                                  FORCE MAJEURE

         9.1 Force Majeure Defined. "Force Majeure" means the occurrence of circumstances beyond the reasonable control of the Member affected, and which such Member could not have prevented by the exercise of reasonable diligence. Events of Force Majeure include:

              (a) earthquakes, floods, fires or other natural physical disasters; wars or hostilities; riots or civil disturbances; acts of terrorism or sabotage; governmental regulations, decrees or actions; and legislative or judicial actions; or

              (b) actions of any persons or groups of persons (i) with the purpose of obtaining money or property from the Company or from employees or representatives of the Company by coercion or intimidation; (ii) threatening the life and/or health of employees or representatives of the Company or (iii) causing or threatening to cause material loss to the Company, provided that adequate evidence of such circumstances is presented to the satisfaction of the other Members; or

              (c) actions of any governmental authority to seize, confiscate, expropriate or nationalize the Interest of any Member or its share in the Company or any property of the Company, or otherwise to prevent any Member from exercising its rights with respect to the Company as set forth in this Agreement or applicable law in force on the date hereof.

         9.2 Effect of Force Majeure. If an event of Force Majeure causes a Member's failure or delay in its performance of any obligations under this Agreement, then such failure or delay shall be excused (and thus shall not constitute a breach of this Agreement for as long as the Force Majeure remains in effect).

         9.3 Notice of Force Majeure. A Member that fails or delays to perform any obligations under this Agreement due to Force Majeure shall so notify the other Members in writing, as promptly as possible after such occurrence. The notice shall describe the nature of the Force Majeure, furnish adequate evidence of the existence and circumstances of the event of Force Majeure and, to the extent possible, estimate its duration and its likely effects on the Member's performance of its obligations under this Agreement.

         9.4 Cessation of Force Majeure. A Member whose performance is affected by a Force Majeure shall use its best efforts to terminate the effects of such Force Majeure. Upon the cessation of the Force Majeure, the affected Member shall resume performance of its obligations as soon as possible. The affected Member shall notify the other Members as soon as it learns that the Force Majeure has ceased or appears likely to cease.


                                    ARTICLE X

                             RESOLUTION OF DISPUTES

         10.1 Arbitration. Any dispute, claim or grievance arising out of or relating to the interpretation or application of this Agreement, or to the breach, termination of validity thereof, shall be settled by arbitration in accordance with the then-current Center for Public Resources Rules of Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. et seq. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of the arbitration shall be a neutral city in the midwestern United States.


                                   ARTICLE XI

                         REPRESENTATIONS AND WARRANTIES

         11.1 API. API I and API II each represent and warrant to DTR:

              (a) It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the power and authority to own, lease, and operate its assets, properties, and businesses and to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on its part, and this Agreement is legally binding upon it in accordance with its terms.

              (b) The execution, delivery, and performance by it of this Agreement and the transactions contemplated hereby will not (i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator applicable to it, (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which it is a party or by which it is bound; or (iii) violate any provision of law applicable to it, the violation of which is likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of it or the Company.

         11.2 DTR. DTR represents and warrants:

              (a) DTR is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. DTR has the corporate power and authority to own, lease and operate its assets, properties, and business and to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by DTR have been duly authorized by all necessary corporate actions on the part of DTR, and this Agreement is legally binding upon DTR in accordance with its terms.

              (b) The execution, delivery, and performance by DTR of this Agreement and the transactions contemplated hereby will not (i) violate the provisions of any order, judgment, or decree of any court or other governmental agency or any arbitrator applicable to DTR or the Articles of Incorporation or Bylaws of DTR; (ii) result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any contract or agreement to which DTR is a party or by which DTR is bound; or (iii) violate any provision of law applicable to DTR, the violation of which is likely to have a material adverse effect on the business, operations or condition (financial or otherwise) of DTR or the Company.

              (c) DTR has or will have at the time of contribution, full legal right to transfer and assign all rights and properties to be contributed to the Company as Capital Contributions pursuant to the terms of this Agreement, free and clear mortgage, pledge, claim, lien charge, obligation, liability (including liability for taxes) or other encumbrances, and the Company will receive full legal and beneficial title to all such rights and properties.


                                   ARTICLE XII

                                 INDEMNIFICATION

         12.1 Extent of Responsibility for Damages. Each Member shall indemnify and hold harmless the other Member for losses, claims, damages, liabilities, including without limitation reasonable legal and other expenses incurred in connection with investigating any loss, claim, damage or liability, that such Member may incur or suffer by reason of (i) any inaccuracy in any representation or the breach of any warranty made by the Member hereunder, or (ii) the failure of such Member to fully perform or observe any term, provision, covenant, agreement to be performed under this Agreement.

         12.2 Indemnification of Members and Directors. The Company shall indemnify and hold harmless each Member and its Affiliates and each Director (each an "Indemnified Person") against any and all losses, claims, damages, expenses and liabilities of any kind whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation, or termination of the Company, or the Indemnified Person acting as a Member or Director of the Company, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company, provided that no Indemnified Person shall be entitled to indemnification to the extent that liability otherwise indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct, or
(ii) any transaction from which such Indemnified Person derived improper personal benefit.

         12.3 Limitation of Liability. No Member shall have any personal liability whatsoever to the Company or any other Member on account of such Member's status as a Member or by reason of such Member's acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Member against any liability to the Company or the Members to which such Member would otherwise be subject by reason of (i) any act or omission of such Manager that involves actual fraud or willful misconduct or (ii) any transaction from which such Member derived improper personal benefit.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

         13.1 Limitation on Liability. The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no Member of the Company shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member.

         13.2 Tax Treatment. It is the intention of the Members that the Company shall be taxed as a "partnership" for federal, state, local, and foreign income tax purposes. The Members agree to take all reasonable actions, including the amendment of this Agreement and the execution of other documents, as may reasonably be required in order for the Company to qualify for and receive "partnership" treatment for federal, state, local, and foreign income tax purposes.

         13.3 Cooperation. The parties hereto shall in good faith undertake to perform their obligations under this Agreement. Upon execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other party hereto in order to more effectively carry out the intent of this Agreement.

         13.4 Notices. Except as otherwise provided in this Agreement, any and all notices, consents, waivers, directions, requests, votes or other instruments or communications among the Members, Member representatives and the Company under this Agreement shall be communicated and be effective only if the original is sent in writing by hand or by registered mail, and a copy is sent by telex or facsimile. Any notice so given shall be deemed to have been received as of the date the original is received, or as of the date on which a copy was sent by telex or facsimile and a confirmation of receipt indicated on the sending telex or facsimile machine, whichever is earlier.

         13.5 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the substantive law of the State of Delaware. The Company shall be governed by and operate in accordance with the applicable legislation of Delaware.

         13.6 Severability. In case one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions contained therein and any other application thereof shall not be affected or impaired in any way.

         13.7 Entire Agreement. This Agreement sets forth the entire agreement among the Members relating to the subject matter contained herein and shall create binding rights and obligations of the Members, and between the Members and the Company. All other prior agreements or understandings, both written and oral, are of no further force or effect. This Agreement shall not be amended or replaced except by unanimous written agreement of the Members.

         13.8 Headings. The headings contained in this Agreement are for convenience only and shall not be used to construe or interpret the substantive meaning or intent of any provision thereof.

         13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which shall constitute one instrument.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed in four (4) originals on the date first written above.


FOR AND ON BEHALF OF:

DEVELOPED TECHNOLOGY RESOURCE, INC.


                                              [SEAL]
By: /s/ John P. Hupp             DEVELOPED TECHNOLOGY RESOURCE, INC.
    ----------------------------             CORPORATE
Name:  John P. Hupp                            SEAL
Title: President                             MINNESOTA



FOR AND ON BEHALF OF:

API DAIRY PARTNERS L.P.

By Agribusiness Holding Company L.L.C.
its general partner


By: /s/ Gary N. Thompson
    ----------------------------
Name:   Gary N. Thompson
Title:  Chief Financial Officer



FOR AND ON BEHALF OF:

AGRIBUSINESS PARTNERS INTERNATIONAL L.P. II

By C.I.S. Management Company L.L.C.
its general partner


By: /s/ Gary N. Thompson
    ----------------------------
Name:   Gary N. Thompson
Title:  Chief Financial Officer




                                   APPENDIX A

                              DTR Ownership Table**

         IRR                           DTR                       DTR
         to API                        Economic                  Control
                                       Ownership                 Ownership

         35%                           40%                       40%
         37                            41                        40
         39                            42                        40
         41                            43                        40
         43                            44                        40
         45                            45                        40
         47                            46                        40
         49                            47                        40
         51                            48                        40
         53                            49                        40
         55                            50                        40
         57                            51                        40
         59                            52                        40
         61                            53                        40
         63                            54                        40
         65                            55                        40
         -----
         66                            56                        40
         67                            57                        40
         68                            58                        40
         69                            59                        40
         70                            60                        40
         71                            61                        40
         72                            62                        40
         73                            63                        40
         74                            64                        40
         75                            65                        40
         76                            66                        40
         77                            67                        40
         78                            68                        40
         79                            69                        40
         80                            70                        40

         ** The DTR Ownership Table is set up using a ratio of 2 units of IRR increase for 1 unit of economic ownership increase until API's IRR reaches 65% thereafter, the ratio will be 1 unit of IRR increase for 1 unit of economic ownership increase.






                                                                     Exhibit A-1


                                 SHARE TRANSFER

City of Minnetonka, MN, USA                                 Date: March 3, 1997


              THIS SHARE TRANSFER (the "Transfer") is made by and between FoodMaster International L.L.C., a company created under the laws of the State of Delaware, U.S.A. (hereinafter referred to as "FI"), and Developed Technology Resource, Inc., a company created under the laws of the State of Minnesota, U.S.A., (hereinafter referred to as "DTR").

              WHEREAS, the Certificate On State Registration No. 17-1900-TOO(UY) dated July 14, 1995, issued by the Ministry Of Justice of the Republic of Kazakstan on the name of the Company with Limited Liability FoodMaster Corporation TOO ("FoodMaster L.L.C.") evidences that FoodMaster L.L.C. is a legal entity;

              WHEREAS, the Foundation Agreement of FoodMaster L.L.C. of February 1, 1995 (as amended) and the Charter of FoodMaster L.L.C. of February 1, 1995 (as amended) state that DTR possesses an equity share in the amount of 50% of FoodMaster L.L.C. ("Equity Share").

              NOW THEREFORE, the parties have concluded this Transfer as follows:

I.       SUBJECT MATTER OF THE AGREEMENT

              DTR hereby transfers and assigns all of its rights and interest in the Equity Share to FI as of the date of this Agreement and as part of the capital contribution of DTR to FI under the terms and conditions contained in the Limited Liability Company Agreement of FI dated as of the date hereof.

II.      TERMS AND CONDITIONS OF THE AGREEMENT

              2.1 FI's rights in and to the Equity Share shall arise from the moment of the conclusion of this Transfer.

              2.2 Subsequent to the date of this Transfer, DTR shall take all necessary steps to reregister the Equity Share in the name of FI, including but not limited to:

              (a) signing and providing the letter of withdrawal from FoodMaster L.L.C.

              (b) preparing and signing the Protocol Of The General Meeting of FoodMaster L.L.C. approving the necessary changes to the foundation documents of FoodMaster L.L.C. and other related issues, and registering new foundation documents with the Ministry of Justice.

All of the foregoing steps shall be taken to the sole satisfaction of FI.

III.     REPRESENTATIONS

         DTR represents and warrants that (i) DTR has full and record and beneficial title to Equity Share and the Equity Share is not encumbered with any liens, pledges or other encumbrances or rights of third parties, (ii) DTR has authority and has taken all steps necessary to enter into this Transfer and transfer the Equity Share and neither executing this Transfer or transferring the Equity Share violates or will violate any law applicable to DTR, (iii) FoodMaster L.L.C. is validly existing and properly registered in accordance with all laws applicable to it, (iv) DTR has obtained the letter of consent for this Transfer from the Ak Bulak Joint Stock Company, which is another participant in FoodMaster L.L.C., and (v) FI will obtain full legal title to the Equity Share subject to the satisfaction of the conditions set forth in Section 2.2 of this transfer.

         The parties hereby agree to the foregoing by the signatures of their undersigned representatives as of the date first above written:

                      FOR AND ON BEHALF OF:

                      DEVELOPED TECHNOLOGY RESOURCE, INC.

                                                          [SEAL]
                      By: /s/ John P. Hupp   DEVELOPED TECHNOLOGY RESOURCE, INC.
                         --------------------            CORPORATE
                          Name:  John P. Hupp              SEAL
                          Title: President               MINNESOTA



                      FOR AND ON BEHALF OF:

                      FOODMASTER INTERNATIONAL L.L.C.

                           By API Dairy Partners L.P., member

                               By Agribusiness Holding
                                  Company L.L.C., its general
                                  partner


                               By: /s/ Gary N. Thompson
                                  ---------------------------------
                                  Name:  Gary N. Thompson
                                  Title: Chief Financial Officer




                                                                     EXHIBIT A-2


                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT


         Developed Technology Resource, Inc. ("DTR"). a Minnesota Corporation, hereby sells, assigns and transfers to FoodMaster International L.L.C., a Delaware Limited Liability Company ("FoodMaster"), the following personal property:

         1. The following items located at the Ak Bulak Dairy in the city of Issyk, Kazakhstan ("Ak Bulak"), which are a capital contribution by DTR to FoodMaster and for which no additional consideration is to be paid by
FoodMaster:

         1 Mercedes Tractor Trailer truck 2435L,
                  Serial #WDB65846315549468, 16 cyl
         1 Rebuilt Hamba yogurt/sour cream packaging machine. Model 2400 Loan Agreement dated February 21, 1995, for $60,000
         Loan Agreement dated May 7, 1996, for $40,000

         2. The following items, for which FoodMaster shall pay to DTR the consideration set forth below:

         1 NiMCO 350 QL form, fill, seal machine   $19,078.94 (located in Ak
                                                               Bulak)
         1 NiMCO 550 QL form, fill, seal machine    29,613.69 (at NiMCO factory)
         1 Used Hamba Yogurt filling machine        11,470.00 (at Phoenix
                                                               factory)
                  shipping                             473.21
                  repair parts                         297.40
         1 Vitaline ice cream machine and wrapper  120,000.00 (in transit to Ak
                                                               Bulak)
                                                   ----------
                                                   180,193.24

FoodMaster agrees to assume liability for the balance owed by DTR to the vendors of the above machines with respect to any of the items listed in this section 2 and agrees to indemnify DTR and to hold DTR harmless for any further liability or obligation to any vendor with respect to such items.

         3. The Following accounts receivable owed by the FoodMaster Corporation TOO to DTR for payments made on behalf of FoodMaster Corporation TOO by DTR, which are sold, transferred and assigned without recourse in exchange for payment to DTR of the amounts set forth below.

         Cargill                                              $4,451.36
         Aliance Food Equipment                                2,373.60
         Germantown USA                                          834.00
         Germantown USA                                        4,004.00
         International Dairy Equipment                           880.00
         MO Air                                               10,000.00
         Label Makers, Inc.                                    7,075.00
         NiMCO Corporation                                     2,698.38
         Landis Plastics                                      39,331.70
         Phoenix Engineering                                      99.72
         Rhone-Poulen, Inc.                                    2,805.11
         Advance to FoodMaster for
           Powdered Milk                                      35,000.00
                                                             ----------
         Total                                               109,552.87

DTR represents that these expenses were necessary for the implementation of the Diary Proposal, dated December 1996 which was provided by DTR to certain members of FoodMaster.

         4. DTR agrees to sign any and all documents that may be required to perfect the sale, transfer and assignment of all its right, title and interest (including leasehold) to the property which is the subject of this agreement and agrees to indemnify FoodMaster and hold FoodMaster harmless in the event that FoodMaster does not obtain full legal title to such property. Effective upon the signing of this agreement, all of DTR's rights to use, control and dispose of the property which is the subject of this agreement is transferred to FoodMaster.

                                        FOR AND ON BEHALF OF:
Dated: 3-3-97                           DEVELOPED TECHNOLOGY RESOURCE, INC.



                 [SEAL]                 By: /s/ John P. Hupp
    DEVELOPED TECHNOLOGY RESOURCE, INC. -----------------------------
                CORPORATE               John P. Hupp, President and
                  SEAL                  Chief Executive Officer
               MINNESOTA
Dated: 3-3-97                           FOR AND BEHALF OF:
                                        FOODMASTER INTERNATIONAL L.L.C.

                                            By: API Dairy Partners L.P., member

                                                By: Agribusiness Holding Company
                                                    L.L.C., its general partner

                                                By: /s/ Gary N. Thompson
                                                    ---------------------------
                                                    Gary N. Thompson, Chief
                                                Financial Officer

ACKNOWLEDGED AND CONSENTED TO:


------------------------------
FoodMaster Corporation, TOO
By: Erlan Sagadiev


Dated:
      -------------



                                                                       EXHIBIT B


                              MANAGEMENT AGREEMENT

                  THIS AGREEMENT ("Agreement") is made and entered into as of the 3rd day of March, 1997, by and between DEVELOPED TECHNOLOGY RESOURCE, INC., a corporation organized under the laws of the State of Minnesota (hereinafter the "Manager"), and FOODMASTER INTERNATIONAL L.L.C., a limited liability company organized under the laws of the State of Delaware (hereinafter the "Company").

                                   WITNESSETH:

                  WHEREAS, the Company has been formed by the Manager and certain other parties (collectively the "Members") for the purpose of producing, packaging and distributing high-quality, branded dairy, juice and other food related products in the former Soviet Union; and

                  WHEREAS, as an inducement to the Members to form the Company, the Manager has agreed to manage the business of the Company.

                  NOW, THEREFORE, for and in consideration of the foregoing and the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

                  1. Engagement of Manager. The Company hereby engages the Manager to develop, manage and operate all business activities of the Company and to do and perform any and all things in the management of those business activities customarily performed by managers of similar businesses, subject to the terms and conditions imposed by this Agreement.

                  2. Acceptance by Manager/Priority of Resources. Manager hereby agrees to manage the business of the Company on the terms and conditions provided herein. It is understood and agreed that the Manager will devote all resources necessary to the performance of its obligations under this Agreement and shall not undertake any other projects or commitments which may adversely affect its ability to perform its obligations under this Agreement.

                  3. Control by the Company. Notwithstanding any other provision of this Agreement, the Manager shall be subject to the direction and control of the Company with respect to all aspects of the performance of its obligations under this Agreement

                  4. Duties of Manager. Subject to the provisions of Section 3, Manager agrees to perform all actions reasonably necessary to develop, manage and operate the business activities of the Company, including without limitation the following:

                  a.    Manage all business activities of the Company.

                  b. Conduct all business activities of the Company's FoodMaster operations in Kazakstan and its prospective operations in Moldova.

                  c. Investigate other dairy and food operations in the former Soviet Union for possible investment by the Company.

                  d. Establish and maintain bank accounts for the Company, provided that such accounts shall be approved by the Company prior to being established, and keep the books and records of all business activities of the Company, to pay all debts and obligations, to execute contracts as authorized by the Company.

                  e. Engage accountants for the Company and for the businesses owned and controlled by the Company, provided that such accountants shall be approved by the Company prior to engagement. Select, employ, supervise, direct, pay and discharge all employees or independent contractors necessary, in Manager's opinion, for the development, management, and operation of the Company's businesses in the former Soviet Union, and all such persons shall be employees or agents of Manager and not of the Company. Manager shall carry workers' compensation insurance, written in such manner as also to protect the Company in an appropriate amount, covering all such employees, and shall withhold for tax purposes and make all deductions and file all reports required under all applicable laws and regulations.

                  f. Such other duties and responsibilities reasonably requested from time to time by the Company.

                  5. Employee Non-Competes. The Manager shall cause each of its key employees to enter into non-competition agreements pursuant to which each of its employees shall agree that during their employment with the Manager and for a period of one year after termination thereof (whether voluntary or involuntary), such employee shall not (i) directly or indirectly maintain an ownership interest in, operate, or work for any entity which produces, packages or distributes dairy, juice or other food related products in any of the Republics of the former Soviet Union in which the Company engages, or proposes to engage, in such activities, (ii) solicit, do business with, or deliver products or services to any person or entity who was a client or customer of the Company, or (iii) employ or offer to employ any individual who was employed by the Manager or the Company or in any way associated with the Manager or the Company. For purposes of this Agreement, the term "key employees" shall refer to John P. Hupp, Erlan Sagadiev, Denis Gablenko, and Lydia L. Bauer, and any other individuals employed by the Manager during the term of this Agreement to perform duties for the Manager similar to those performed by the four foregoing individuals.

                  6. Independent Contractor. The Manager shall operate as an independent contractor and neither Manager nor its employees shall be considered employees of the Company.

                  7. Property of the Company. It is understood and agreed that all books, records, files, reports, business products, discoveries, improvements, know-how or techniques made, developed or created by the Manager (or its agents or employees) in connection with the performance of the Manager's obligations under this Agreement, shall be the property of the Company and shall be assigned to the Company upon request. Nothing in this Agreement is intended to preclude the Manager from using (i) any products, discoveries, improvements, know-how or techniques in connection with projects which the Company has declined to pursue under the Company's Limited Liability Company Agreement, or
(ii) products, discoveries, improvements, know-how or techniques unrelated to the production, packaging or distribution of dairy, juice or other food related products in the former Soviet Union.

                  8. Insurance. The Company shall provide liability insurance in an amount satisfactory to the Manager. The Manager shall be named insured on such liability insurance policies and certificates of insurance shall be provided to the Manager.

                  9. Reports. The Manager will submit to the Company monthly financial statements for all businesses in which the Company has an investment and will provide such other information and reports as may be requested from time to time by the Company.

                  10. Preparation of Annual Budget. Manager shall prepare a preliminary annual budget forty-five (45) days prior to the end of each fiscal year. The Company shall provide the Manager with an approved budget for each fiscal year prior to the beginning of that fiscal year. The Company must approve any expenses incurred by the Manager in excess of amounts specified in the approved budget.

                  11. Indemnification.

                  (a) The Company shall indemnify and hold harmless the Manager from and against any and all claims or liabilities for damage or injury to property or persons or death of persons occurring on or about the premises of any businesses owned or controlled by the Company and managed by the Manager, except for such claims as arise due to the negligent act or omission of Manager, its agents or employees.

                  (b) The Manager shall indemnify and hold harmless the Company against any and all claims or liabilities for damage or injury to property or persons or death of persons resulting or arising from the negligent acts or omissions of the Manager, its agents or employees, except for such claims as arise due to the negligent acts of omissions of the Company which do not involve any negligent acts or omissions of the Manager, its agents or employees.

                  12. Compensation and Expense Reimbursement.

                  (a) As consideration for performing the services identified in this Agreement, the Company shall reimburse the Manager for all expenses reasonably incurred by the Manager in connection with the performance of services under this Agreement provided that such expenses are specified in the budget approved pursuant to Section 10 or have been pre-approved by the Company. The Manager shall provide the Company with monthly invoices (in form and detail as reasonably acceptable to the Company) of expenses to be reimbursed under this Agreement. The Company shall pay the Manager for expenses identified in such invoice within thirty (30) days of the receipt of an invoice.

                  (b) Upon execution of this Agreement, the Company shall reimburse the Manager for the expenses identified on Exhibit A hereto which were for equipment purchases, consulting fees, and travel and other expenses incurred from November 15, 1996 through the date of this Agreement, which the Manager represents were necessary to implement the Dairy Proposal, dated December 1996, provided by the Manager to the Members (the "Dairy Proposal"). Subsequent to the date of this Agreement, the Company shall reimburse the Manager for other expenses incurred prior to the date of this Agreement that are not identified on Exhibit A which the Manager represents were necessary to implement the Dairy Proposal.

                  13. Contracts. Contracts and agreements entered into in accordance with Section 4 of this Agreement in connection with the development, management or operation of the businesses owned or controlled by the Company and managed by the Manager shall be executed by the Manager as agent of the Company, and the Company agrees to indemnify and hold harmless the Manager from and against all existing and future liabilities under such contracts and agreements, provided that the Manager shall have no authority to incur any obligation on behalf of the Company that exceeds [U.S.]$25,000 unless (i) the amount of such obligation, the identity of the party to whom the obligation is to be incurred, and the purpose for which the obligation is to be incurred is specified in a budget approved by the Company, or (ii) such obligation is otherwise specifically approved by the Company.

                  14. Term. This Agreement shall be effective as of the date hereof and shall remain in effect until terminated in accordance with the following sentence. This Agreement shall not terminate except (i) by mutual consent of the parties hereto, (ii) by either party for cause, (iii) by the Company upon sixty (60) day prior written notice, or (iv) upon the liquidation of the Company. For purposes of this Agreement, "cause" shall mean the breach of any term hereof which breach is not cured within thirty (30) days of the delivery of notice of such breach by the party seeking termination.

                  15. Cooperation Between Parties. The parties agree to give each other full cooperation and assistance to the end that both parties may discharge their responsibilities hereunder.

                  16. Notices. Wherever in this Agreement it shall be required or permitted that notice or demand be given or served by either party to this Agreement to or on the other, such notice or demand shall be given or served either personally or forwarded by registered or certified mail, postage prepaid, and a copy sent by telex or facsimile. Any notice so given shall be deemed to have been received as of the date the original is received, or as of the date on which a copy was sent by telex or facsimile and a confirmation of receipt indicated on the sending telex or facsimile machine, whichever is earlier. The addresses for the parties are as follows:

                  To the Manager:    Development Technology, Inc.
                                     12800 Whitewater Drive, Suite 170
                                     Minnetonka, MN 55343
                                     Telecopy: 612-938-2319

                  To the Company:    c/o Agribusiness Management Co.
                                     1004 Farnham Street, Suite 400
                                     Omaha, NE 68102
                                     Telecopy: 412-345-8966

Such addresses may be changed from time to time by either party by serving notice as above provided.

                  17. Assignment. This Agreement shall be binding upon the successors and assigns of the parties hereto and may not be assigned by Manager, except to an entity controlled by Manager, without the prior written consent of the Company.

                  18. Amendment or Modification. This Agreement constitutes the entire agreement between the parties hereto, and no variance or modification hereof shall be valid or enforceable, except by an amendment or supplemental agreement in writing executed by the parties hereto.

                  19. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

                  20. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original but all of which shall constitute one instrument.

                  IN WITNESS WHEREOF, the parties hereof have caused this instrument to be duly executed as of the day and year first above written.

                                     FOODMASTER INTERNATIONAL L.L.C.

                                         By API Dairy Partners L.P.,
                                            Member

                                              By Agribusiness Holding
                                                 Company L.L.C., its
                                                 general partner




                                              By /S/ Gary N. Thompson
                                                 ------------------------------
                                                 Gary N. Thompson, Chief
                                                 Financial Officer



                                     DEVELOPED TECHNOLOGY RESOURCE, INC.

            [SEAL]
DEVELOPED TECHNOLOGY RESOURCE, INC.  By /S/ John P. Hupp
           CORPORATE                    -----------------------------------
             SEAL                       John P. Hupp, President
           MINNESOTA



                    EXPENSES FOR REIMBURSEMENT

      Date          Vendor                         Description                                 Amount
--------------------------------------------------------------------------------------------------------
    2/15/97                                        Payroll                                  $   8,542.08
     2/3/97         Kinko's                        Investment proposal copy                        12.27
     2/3/97         Ceridian                       Payroll processing                              36.00
     2/3/97         American Medical Security      Dental premium                                 102.15
     2/4/97         Cargill, Inc.                  Rent-Feb97                                   2,967.64
     2/4/97         Medica                         Medical insurance-Feb97                        833.75
    2/10/97         Fed of Trade Union             Chisinau Office Rent-Feb97                     600.00
    2/13/97         Office Max                     Office supplies                                110.43
    2/28/97                                        Payroll-2/28/97                              8,542.08       $  21,746.40

   12/10/96         Peter Sandfort                 Hinchesti & St. Petersburg projects          5,392.21
    1/20/97         Peter Sandfort                 Hinchesti project                            3,691.00
    2/13/97         Peter Sandfort                 Kazakhstan                                   3,091.00          12,174.21
                                                                                           --------------

   12/18/96         Mr. Alexandrov                 Airline ticket                               1,931.22
     1/6/97         John Hupp                      Mr. Alexandrov's visit expenses              2,161.33
     1/7/97         Denis Gablenko                 Mr. Alexandrov's visit expenses                113.03
    2/18/97         John Hupp                      Mr. Alexandrov's visit expenses                478.92
    2/18/97         John Hupp                      NY/DC Trip for AID, Sandfort, Sagad          2,083.13           6,767.63
                                                                                           --------------

    2/26/97         Robert Half                    Lydia Bauer placement fees                  15,000.00          15,000.00

10/96-12/96         Denis Gablenko                 Moldova travel expenses                      7,366.17
       1/97         Denis Gablenko                 Flight from Moscow to Moldova                1,139.95           8,506.12
                                                                                           --------------

                    Ak-Bulak                       Debt payments                              157,729.58         157,729.58

                                                                                                Subtotal:      $ 221,923.94

                    ACCOUNTS RECEIVABLE TO FOODMASTER LLC
                    Cargill                                                                     4,451.36
                    Alliance Food Equipment                                                     2,373.60
                    Germantown USA                                                                834.00
                    Germantown USA                                                              4,004.00
                    International Dairy Equipment                                                 880.00
                    MO Air                                                                     10,000.00
                    Label Makers, Inc.                                                          7,075.00
                    NiMCO Corporation                                                           2,698.38
                    Landis Plastics                                                            39,331.70
                    Phoenix Engineering                                                            99.72
                    Rhone-Poulen, Inc.                                                          2,805.11
                    Advance to FoodMaster for Powdered Milk                                    35,000.00
                                                                                                Subtotal:      $ 109,552.87

                    EQUIPMENT PURCHASED
                    1 NiMCO 350 QL, form fill and seal machine                                 19,078.94
                    1 NiMCO 550 QL, form fill and seal machine                                 29,613.69
                    1 Used rebuilt Hamba Yogurt filling                                        11,470.00
                          -shipping                                                               443.21
                          -repair parts                                                           297.00
                    1 Vitaline ice cream machine and wrapper                                  120,000.00
                                                                                                Subtotal:      $ 180,903.24

                                                                                             Grand Total:      $ 512,380.05
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